Exhibit 99.1

Renee Johansen

Yana Friedman

(212) 282 – 5320

AVON REPORTS SECOND-QUARTER RESULTS

Revenue of $2.5 Billion

10% Lower Year over Year Due to Foreign Exchange Pressure;

Up 5% on Local-Currency Basis

Active Representatives Up 11%; Beauty Units Up 3%; Overall Units Up 2%

Second-Quarter Earnings per Share of $.19,

Including Costs of $.19 for Restructuring

NEW YORK, N.Y., July 30, 2009 — Avon Products, Inc. (NYSE:AVP) today reported second-quarter 2009 total revenue of $2.5 billion, 10% lower than that of 2008’s second quarter, but up 5% on a local-currency basis as foreign exchange pressured growth by 15 percentage points. Beauty sales in the second quarter 2009 were 10% lower versus the prior-year period, but increased 5% on a local-currency basis. Active Representatives grew 11%. Units overall rose 2% versus the prior-year quarter and Beauty units increased 3%.

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Andrea Jung, Chairman and CEO, remarked, “Our bold strategies to counter the recession are working. We’ve been successful at gaining Representatives and consumers during these tough economic times. This confirms our belief in the inherent advantage of our direct-selling business model. As women around the globe are seeking income and smart value products, Avon is there to meet their needs.

“From an earnings perspective, our results included substantial costs associated with our recently launched 2009 restructuring program. These actions reflect our continuing determination to transform our cost structure to help fund growth. Also, foreign exchange continued to significantly pressure profits, as expected. We are taking aggressive steps to help offset the foreign-exchange impact throughout our value chain, the benefits of which should be stronger in the second half of 2009.

Ms. Jung concluded, “Our focus on driving market share gains, coupled with a constant turnaround mentality, reflects our commitment to emerge as a stronger and more competitive company.”

Avon’s Beauty sales decreased 10%, but were up 5% in local currency in the second quarter. On a local-currency basis, fragrance, color cosmetics, personal care and skin care grew 8%, 7%, 6% and 1%, respectively. On a reported basis, fragrance, color cosmetics, personal care and skin care sales-growth rates were -9%, -9%, -10% and -12%, respectively.

Second-quarter 2009 gross margin of 62.2% was 150 basis points below that of the prior-year quarter, as price increases, manufacturing productivity gains and benefits from the company’s Strategic Sourcing Initiative helped to mitigate 210 basis

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points of unfavorable transaction-exchange impact.

Selling, general and administrative expense rose as a percent of revenue by 480 basis points versus 2008’s second quarter due to costs to implement restructuring initiatives, lower revenue and disproportionate dollar-denominated expenses.

Advertising for the quarter was $82 million, down $21 million from last year’s period due primarily to foreign exchange. Advertising expense also benefited from improved buying productivity and general softness in media pricing. Thus, the company was able to maintain its advertising presence at a level similar to a year ago. Avon invested an incremental $13 million in the quarter on initiatives to further improve its Representative Value Proposition.

As announced earlier this month, second-quarter 2009 expenses included costs associated with the company’s 2009 and 2005 restructuring programs totaling $89 million pretax, or $.19 per share after tax. This compared with costs of $13 million, or $.02 per share, related to the company’s 2005 restructuring program in the prior-year period.

Second-quarter 2009 operating profit was $183 million compared with $374 million in the prior-year quarter and the operating margin was 7.4%, compared with 13.7% in second quarter 2008. The aforementioned higher costs to implement restructuring initiatives lowered operating margin year over year by 310 basis points. Additionally, unfavorable foreign exchange lowered operating margin by an estimated 370 basis points (approximately 250 of that from foreign-exchange transaction and approximately 120 from foreign-exchange translation) year over year.

The second quarter 2009’s effective tax rate of 47.1% compared with 2008’s

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rate of 31.2%. The higher 2009 rate results from the establishment of a valuation allowance on certain deferred tax assets as a result of the company’s 2009 restructuring actions. The impact of this allowance was $.05 per share in the 2009 quarter, and is part of the $.19 per share cost of restructuring in the quarter.

Net income in the second quarter 2009 was $83 million, or $.19 per share, compared with $236 million, or $.55 per share, in the year-ago quarter.

At quarter end, Avon’s total debt had increased $203 million from the year-end level, to $2.7 billion, and cash had increased $116 million, to $1.2 billion. Net cash provided by operating activities was $75 million through six months of 2009 compared with $172 million of cash provided by operating activities in the same period of 2008, with the change due primarily to lower net income.

Second-Quarter Regional Results

Latin America’s second-quarter 2009 revenue was 3% lower year over year, but up 15% on a local-currency basis. Local-currency revenue increased 23% in Brazil, 14% in Mexico and 2% in Venezuela, which, on a reported basis, were -2%, -11% and 2%, respectively. The region’s Active Representatives grew 13%, and units sold were up 5%. Operating profit was 29% lower (-11% in local currency) due equally to unfavorable foreign exchange and the impact of costs to implement restructuring initiatives. Latin America’s second-quarter operating margin was 13.7%, including a 240-basis-points impact from costs to implement restructuring.

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Second-quarter revenue in North America declined 10% (-8% in local currency). Active Representatives were up 4% versus the prior-year quarter reflecting the company’s successful recruiting drive since early March. Units sold were 6% lower versus the prior year. The region’s revenue continued to be pressured by lower consumer spending, particularly in the Fashion category. North America’s second-quarter operating profit decreased 67% (-65% in local currency) versus the 2008 quarter reflecting the impact of lower revenue and fixed overhead expense as well as costs to implement restructuring initiatives. The region’s operating margin was 4.4%, including a 330-basis-points impact from costs to implement restructuring.

In Central & Eastern Europe, second-quarter revenue was 25% lower year over year but up 3% on a local-currency basis. Local-currency revenue increased 14% in Russia (-16% on a reported basis). The region’s Active Representatives grew 6% in the quarter, and units sold declined 4% versus the prior-year’s quarter. Operating profit decreased 79% (-66% in local currency) versus the 2008 quarter, due equally to the impact of costs to implement restructuring initiatives and unfavorable foreign exchange. The region’s operating margin was 6.0%, including a 580-basis-points impact from costs to implement restructuring.

Western Europe, Middle East & Africa’s second-quarter revenue decreased 15% versus the prior-year quarter but rose 4% on a local-currency basis. Local-currency revenue increased 1% in the U.K. and 14% in Turkey, which, on a reported basis, were -22% and -10%, respectively. The region’s Active Representatives grew 8% year over year. Units sold decreased 2%. Operating profit decreased 69% (-62% in local currency) versus the 2008 quarter, due equally to the impact of costs to

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implement restructuring initiatives and unfavorable foreign exchange. The region’s operating margin was 4.4%, including a 480-basis-points impact from costs to implement restructuring.

Asia-Pacific’s second-quarter revenue decreased 8% year over year due to foreign exchange (flat on a local-currency basis.) On a local-currency basis, 10% growth in the Philippines (-1% on a reported basis) offset a similar-sized decrease in Japan’s revenue. The region’s Active Representatives were 10% higher, and units sold were flat with the prior year. Operating profit decreased 58% (-53% in local currency) versus the 2008 quarter, due to the impact of costs to implement restructuring initiatives as well as unfavorable foreign exchange. The region’s operating margin was 5.5%, including a 570-basis-points impact from costs to implement restructuring.

Second-quarter revenue in China grew 15% (13% in local currency) year over year on continued strength of the direct selling business. Active Representatives rose 52% year over year and units sold were 32% higher versus the prior year. China had operating profit of $7 million in the quarter compared with a loss of $8 million in the 2008 quarter, primarily due to lower advertising expense and higher sales. The region’s operating margin was 7.9%.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number:18409647). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

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Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through 5.8 million independent Avon Sales Representatives. Avon’s product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, cash flow from operations and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including any projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•

a general economic downturn, a recession globally or in one or more of our geographic regions, such as North America, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand such economic downturn, recession or conditions;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•

the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the possible designation of Venezuela as a highly inflationary economy, and the potential effect of such factors on our business, results of operations and financial condition;

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•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market in 2006, our ability to operate using the direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•

any consequences of internal investigations and compliance reviews that we conduct from time to time, including the ongoing investigation of our China operations and the review of our practices relating to the Foreign Corrupt Practices Act and related U.S. and foreign laws in additional countries;

•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to enhance the Representative experience and increase Representative productivity through investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our ratings and our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended June 30		Percent Change	Six months ended June 30		Percent Change
	2009	2008		2009	2008
Net sales	$2,445.7	$2,711.0	-10%	$4,603.4	$5,188.9	-11%
Other revenue	24.6	25.1		46.7	48.9

Total revenue	2,470.3	2,736.1	-10%	4,650.1	5,237.8	-11%

Cost of sales	934.3	993.4		1,745.5	1,917.1
Selling, general and administrative expenses	1,353.1	1,368.8		2,553.3	2,650.6

Operating profit	182.9	373.9	-51%	351.3	670.1	-48%

Interest expense	27.9	26.1		52.7	52.2
Interest income	(4.7)	(8.6)		(12.0)	(17.8)
Other (income) expense, net	(0.2)	12.0		4.0	12.7

Total other expenses	23.0	29.5		44.7	47.1

Income before taxes	159.9	344.4	-54%	306.6	623.0	-51%
Income taxes	(75.3)	(107.4)		(104.5)	(199.8)

Net income	84.6	237.0		202.1	423.2
Net income attributable to noncontrolling interest	(1.7)	(1.4)		(1.9)	(2.9)

Net income attributable to Avon	$82.9	$235.6	-65%	$200.2	$420.3	-52%

Earnings per share:
Basic	$.19	$.55	-65%	$.47	$.98	-52%

Diluted	$.19	$.55	-65%	$.46	$.97	-53%

AVON PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	June 30 2009	December 31 2008
Assets
Current Assets
Cash and cash equivalents	$1,221.0	$1,104.7
Accounts receivable, net	689.1	687.8
Inventories	1,083.1	1,007.9
Prepaid expenses and other	850.6	756.5

Total current assets	3,843.8	3,556.9

Property, plant and equipment, at cost	2,545.2	2,439.9
Less accumulated depreciation	(1,147.5)	(1,096.0)

	1,397.7	1,343.9

Other assets	1,075.8	1,173.2

Total assets	$6,317.3	$6,074.0

Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$446.9	$1,031.4
Accounts payable	662.9	724.3
Accrued compensation	220.2	234.4
Other accrued liabilities	616.6	581.9
Sales and taxes other than income	219.6	212.2
Income taxes	69.6	128.0

Total current liabilities	2,235.8	2,912.2

Long-term debt	2,243.5	1,456.2
Employee benefit plans	659.9	665.4
Long-term income taxes	160.0	168.9
Other liabilities	155.6	159.0

Total liabilities	$5,454.8	$5,361.7

Shareholders’ Equity
Common stock	$185.9	$185.6
Additional paid-in-capital	1,903.0	1,874.1
Retained earnings	4,138.7	4,118.9
Accumulated other comprehensive loss	(860.1)	(965.9)
Treasury stock, at cost	(4,543.4)	(4,537.8)

Total Avon shareholders’ equity	824.1	674.9

Noncontrolling Interest	38.4	37.4

Total shareholders’ equity	$862.5	$712.3

Total liabilities and shareholders’ equity	$6,317.3	$6,074.0

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Six Months Ended June 30
	2009	2008
Cash Flows from Operating Activities
Net income	$202.1	$423.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	82.2	92.7
Provision for doubtful accounts	92.6	95.3
Provision for obsolescence	44.7	28.9
Share-based compensation	31.9	31.1
Deferred income taxes	(0.1)	3.7
Other	27.5	17.3

Changes in assets and liabilities:
Accounts receivable	(65.3)	8.1
Inventories	(102.4)	(145.2)
Prepaid expenses and other	(49.4)	(117.1)
Accounts payable and accrued liabilities	(65.3)	(231.9)
Income and other taxes	(89.2)	(8.9)
Noncurrent assets and liabilities	(33.9)	(24.8)

Net cash provided by operating activities	75.4	172.4

Cash Flows from Investing Activities
Capital expenditures	(108.1)	(136.0)
Disposal of assets	5.7	5.1
Purchases of investments	(0.7)	(18.3)
Proceeds from sale of investments	61.7	18.1
Other Investing	5.8	—

Net cash used by investing activities	(35.6)	(131.1)

Cash Flows from Financing Activities
Cash dividends	(183.6)	(177.3)
Debt, net (maturities of three months or less)	(501.6)	(281.0)
Proceeds from debt	884.7	496.3
Repayment of debt	(131.6)	(59.5)
Proceeds from exercise of stock options	0.7	28.6
Excess tax benefit realized from share-based compensation	(1.6)	5.0
Repurchase of common stock	(6.2)	(120.9)

Net cash provided (used) by financing activities	60.8	(108.8)

Effect of exchange rate changes on cash and cash equivalents	15.7	64.4
Net increase (decrease) in cash and cash equivalents	116.3	(3.1)
Cash and equivalents at beginning of year	$1,104.7	$963.4
Cash and equivalents at end of period	$1,221.0	$960.3

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 6/30/09
REGIONAL RESULTS
$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
		% var. vs 2Q08	% var. vs 2Q08		% var. vs 2Q08	2009 percent	% var. vs 2Q08	% var. vs 2Q08
Latin America	$ 977.0	-3%	15%	$133.9	-29%	13.7%	5%	13%
North America (1)	570.6	-10	-8	25.1	-67	4.4	-6	4
Central & Eastern Europe	324.4	-25	3	19.4	-79	6.0	-4	6
Western Europe, Middle East & Africa	299.9	-15	4	13.1	-69	4.4	-2	8
Asia Pacific	208.8	-8	0	11.5	-58	5.5	0	10
China	89.6	15	13	7.1	*	7.9	32	52
Total from Operations	2,470.3	-10	5	210.1	-49	8.5	2	11
Global Expenses	—	—	—	(27.2)	35	—	—	—
Consolidated (1)	$2,470.3	-10%	5%	$182.9	-51%	7.4%	2%	11%

CATEGORY SALES (US$)
							Consolidated

								% var. vs 2Q08

Beauty (cosmetics/fragrances/skin care/toiletries)							$1,761.8	-10%
Fashion (fashion jewelry/watches/apparel/footwear/accessories)							427.9	-13
Home (gift & decorative products/housewares/entertainment & leisure/kids/nutrition)							255.9	-1

Net Sales							$2,445.6	-10%
Other Revenue							24.7	-2

Total Revenue							$2,470.3	-10%

SIX MONTHS ENDED 6/30/09
REGIONAL RESULTS
$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 1H08		% var. vs 1H08	% var. vs 1H08		2009 percent	% var. vs 1H08	% var. vs 1H08
Latin America	$ 1,771.0	-6%	15%	$222.1	-28%	12.5%	6%	10%
North America (1)	1,096.3	-11	-9	47.6	-66	4.3	-7	2
Central & Eastern Europe	645.8	-24	3	67.7	-63	10.5	-3	8
Western Europe, Middle East & Africa	543.1	-19	1	19.1	-69	3.5	-4	7
Asia Pacific	408.4	-8	0	26.7	-47	6.5	0	7
China	185.5	12	8	20.6	*	11.1	16	46
Total from Operations	4,650.1	-11	4	403.8	-46	8.7	1	9
Global Expenses	—	—	—	(52.5)	34	—	—	—
Consolidated (1)	$4,650.1	-11%	4%	$351.3	-48%	7.6%	1%	9%

CATEGORY SALES (US$)
							Consolidated

							% var. vs 1H08

Beauty (cosmetics/fragrances/skin care/toiletries)							$3,321.6	-11%
Fashion (fashion jewelry/watches/apparel/footwear/accessories)							818.0	-12
Home (gift & decorative products/housewares/entertainment & leisure/kids/nutrition)							463.8	-10

Net Sales							$4,603.4	-11%
Other Revenue							46.7	- 4

Total Revenue							$4,650.1	-11%

*	Calculation not meaningful

(1)	North America Active Representative growth benefited from increased ordering opportunities in Canada as a result of a move from a three-week campaign cycle to a two-week campaign cycle beginning in the second quarter of 2008.